EXHIBIT 8.4
                         TRANSFER RESTRICTION AGREEMENT

         THIS TRANSFER RESTRICTION AGREEMENT, dated as of September 23, 1998, is entered into by and between Pacific Retail Trust, a Maryland real estate investment trust ("West"), and Security Capital Holdings S.A., a Luxembourg corporation ("Shareholder").

         WHEREAS, as of the date hereof Shareholder beneficially owns 11,720,216 shares of common stock, $0.01 par value per share ("East Common Stock"), of Regency Realty Corporation, a Florida corporation ("East") (all such shares and any shares of East Common Stock that hereafter become beneficially owned by Shareholder prior to the termination of this Agreement being referred to herein as the "East Shares"), representing 45.96% of the issued and outstanding shares of East Common Stock as of the date hereof;

         WHEREAS, concurrently herewith, West and East are entering into an Agreement and Plan of Merger (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, West will merge with and into East (the "Merger"); and

         WHEREAS, as a condition to the willingness of West to enter into the Merger Agreement, West has requested that Shareholder agree, and, in order induce West to enter into the Merger Agreement, Shareholder has agreed, to the matters addressed herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1. TRANSFER OF SHARES. Subject to the terms and conditions of this Agreement, until the earlier of (i) the termination of the Merger Agreement or (ii) the close of business on the date of the later to occur of the special meetings of shareholders of East and West called to consider and vote upon the Merger (including any adjournments thereof, the "Special Meetings") and except as otherwise provided herein, Shareholder will not, and will cause any record holder of East Shares not to, (a) sell or otherwise dispose of any of the East Shares (provided that the foregoing shall not preclude a pledge of East Shares as security with respect to a bona fide loan from a financial institution), (b) deposit any of the East Shares into a voting trust or enter into a voting agreement or arrangement (other than this Agreement) with respect to any of the East Shares or grant any proxy with respect thereto, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of the East Shares.

         SECTION 2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally,

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mailed  by  registered  or  certified  mail  (postage  prepaid,  return  receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  If to West, to:

                           Pacific Retail Trust
                           8140 Walnut Hill Lane
                           Dallas, Texas 75231
                           Attention:  Dennis H. Alberts
                           Fax:  (214) 696-9512

                  With a copy to:

                           Munger, Tolles & Olson LLP
                           355 South Grand Avenue, 35th Floor
                           Los Angeles, California  90071
                           Attention:  R. Gregory Morgan
                           Fax:  (213) 687-3702

                  and to:

                           Mayer, Brown & Platt
                           190 South LaSalle Street
                           Chicago, Illinois 60603
                           Attention:  Edward J. Schneidman
                           Fax:  (312) 701-7711

                  If to Shareholder, to:

                           Security Capital Holdings S.A.
                           69, Route d'Esch
                           L-1470 Luxembourg
                           Attention:  Ariel Amir

                  With a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attention: Adam O. Emmerich
                           Fax: (212) 403-2234

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         SECTION 3. HEADINGS.  The headings  contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 4. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforce, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 6. CERTAIN EVENTS. Shareholder agrees that this Agreement and the obligations hereunder shall attach to each of Shareholder's East Shares and shall be binding upon any person to which legal or beneficial ownership (as such term is applied under Rule 13d-3 of the Exchange Act) of such East Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of East Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         SECTION 7. ASSIGNMENT; AMENDMENT. This Agreement shall not be assigned by operation of law or otherwise. This Agreement may not be amended except in writing signed by each of the parties hereto and without the prior written consent of East.

         SECTION 8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damages would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to principles of conflicts of laws.

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         SECTION 11. COUNTERPARTS. This Agreement may be executed by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but both of which, taken together, shall constitute one and the same agreement.

         SECTION 12. TERMINATION. This Agreement shall terminate automatically and immediately upon the earlier of (a) termination of the Merger Agreement in accordance with the terms of Article 8 thereof and (b) the consummation of the Merger.

         SECTION 13. DEFINITIONS. Any capitalized terms used in this Agreement that are not otherwise defined herein has the meaning given to it in the Merger Agreement.

         SECTION 14. LIMITATION OF LIABILITY. Any obligation or liability whatsoever of West which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, only out of West's assets. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

         SECTION 15. NO PRESUMPTION AGAINST DRAFTER. Each of the parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.











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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective, duly authorized officers, as of the date first above written.

                                       PACIFIC RETAIL TRUST



                                       By:
                                           Dennis H. Alberts
                                           President and Chief Executive Officer


                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:
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